Exhibit 4.1

________________________
________________________	Dated: _______________, 2026
________________________
________________________
________________________

Re: Indemnification Agreement

You are or have been appointed as a director or an officer as defined in the Companies Act (As Revised) of the Cayman Islands, (the “Companies Law”)) (an “Office Holder”) of iPower Wireless Technology Inc. (the “Company”), and in order to enhance your service to the Company in an effective manner, the Company desires to provide hereunder for your indemnification as follows.

In connection with all services to be provided by you to the Company, and in consideration of your continuing service to the Company, the Company hereby agrees as follows:

1.	The Company hereby undertakes to indemnify you to the maximum extent permitted by applicable law (including the Companies Law) and the Company’s Amended Articles of Association as in effect from time to time (the “Articles”) in respect of the following matters related to any act or omission (each, an “Action”) of yours as of the date of this Indemnification Agreement:

1.1.	any financial obligation imposed on, or incurred by, you in favor of a third party by a court judgment, including a settlement or an arbitrator’s award approved by court, in respect of any Action taken or made by you in your capacity as a director an officer;

1.2.	all reasonable litigation expenses expended by you or charged to you by a court, including attorney’s fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend or to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation instituted against you by the Company or on its behalf or by another person, or in any criminal proceedings in which you are acquitted or in any criminal proceedings of a crime which does not require proof of mens rea (criminal intent) in which you are convicted, all in respect of actions taken by you in your capacity as a director or an officer; and

1.3.	all reasonable litigation expenses expended by you or charged to you by a court, including attorney’s fees, due to an investigation or a proceeding instituted against you with respect to any Action taken in your capacity as a director or an officer, by an authority qualified to administrate such investigation or proceeding, where such investigation or proceeding is “concluded without the filing of an indictment against you” and “without any financial obligation imposed on you in lieu of criminal proceedings”, or that is concluded without you being indicted but with financial obligation imposed on you in lieu of criminal proceedings with respect to a crime that does not require proof of mens rea (criminal intent).

1.4.	The above indemnification will also apply to any Action taken by you in your capacity as a director or an officer of any other company controlled, directly or indirectly, by the Company (a “Subsidiary”) or in your capacity as a director, officer at board of directors’ meetings, of a company not controlled by the Company but where your appointment as a director, officer or observer results from the Company’s holdings in such company (“Affiliate”)

2.	The Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1.	a breach of your fiduciary duties, except, to the extent permitted by law, for a breach of a fiduciary duty to the Company while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company;

2.2.	a willful breach of the duty of care or reckless disregard for the circumstances or to the consequences of a breach of the duty of care, except if such breach of duty of care is solely due to negligence;

2.3.	an action taken or not taken with the intent of unlawfully realizing personal gain;

2.4.	a fine or monetary penalty imposed upon you for an offense (excluding a fine or monetary penalty imposed pursuant to the conviction of a crime which requires proof of mens rea (criminal intent); or

2.5.	proceedings or claims initiated or brought voluntarily by you against the Company or its subsidiaries, other than by way of defense or by way of third party notice to the Company or its subsidiaries in connection with claims brought against you, except in specific cases in which the board of directors of the Company (the “Board”) has approved the initiation or bringing of such suit, which approval shall not be unreasonably withheld.

3.	The Company will make all payments required in accordance with Section 1 above (and not otherwise excluded according to Section 2 above) on the date on which such amounts are first payable by you and upon written demand by you therefore is presented to the Company; but in no event later than seven (7) days after becoming payable by you and such a written demand is presented to the Company. With respect to items referred to in Sections 1.2 and 1.4above, all amounts demanded shall be made available to you even prior to a court decision. Advances given to cover legal expenses in criminal proceedings will be repaid by you to the Company if you are found guilty of a crime which requires proof of criminal intent. Other advances will be repaid by you to the Company if it is determined that you are not lawfully entitled to such indemnification. As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4.	The Company will indemnify you even if you are no longer an Office Holder on the date on which amounts covered by Section 1 hereto (and not otherwise excluded according to Section 2 above) are first payable by you, provided that the obligations are in respect of Actions taken by you while you were a director or an officer as aforesaid, and in such capacity.

5.	The indemnification will be limited to the expenses mentioned in Sections 1.2 and 1.4 (pursuant and subject to Section 3 and insofar as indemnification with respect thereto is not restricted by law or by the provisions of Section 2 above) and to the matters mentioned in Section 1.1 above insofar as they result from your Actions taken in connection with your duties or responsibilities as director or an officer of the Company, or any Subsidiary or Affiliate (as applicable), in the following matters:

5.1.	the offering of securities by the Company or a shareholder thereof to the public or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreement, notice, report, tender or other proceeding, whether in Cayman Islands or abroad;

5.2.	the filing of a report or announcement required by the Companies Law or any securities law which is applicable or may be applicable to the Company from time to time, including the United States Securities Laws, including the regulations pertaining to these laws, or according to rules or regulations adopted by OTC or the NASDAQ or any other stock exchange or any law of any other country pertaining to these issues or the failure to file such a report or announcement;

5.3.	any occurrences resulting from the Company’s and/or Subsidiary’s and/or Affiliate’s status as a public company, and/or from the fact that the Company’s securities were offered to the public and/or are traded on a stock exchange, whether in Cayman Islands or abroad;

5.4.	any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company and\or Subsidiary and/or Affiliate;

5.5.	any claim or demand made by any third party suffering any personal injury or damage to business or personal property through any act or omission attributed to the Company, its Subsidiaries, or its Affiliates, or their respective employees, agents or other persons acting or allegedly acting on their behalf.

5.6.	any claim or demand made by suppliers, contractors or other third parties transacting any form of business with the Company in the ordinary course of their respective businesses, relating to the negotiations or performance of such transactions, representations or inducements provided in connection thereto or otherwise;

5.7.	any claim or demand made in connection with any transaction not in the ordinary course of business of either the Company or the party making such claim;

5.8.	any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company and\or Subsidiary and/or Affiliate, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not;

5.9.	any decision regarding a distribution, as defined in the Companies Law (including a distribution pursuant to a court order);

5.10.	occurrences in connection with investments the Company makes in other corporations, whether before or after the investment is made; entering into the transaction; the execution, development and monitoring thereof, including actions taken by you in the name of the Company as a director or an officer;

5.11.	the sale, purchase and holding of negotiable securities or other investments for, or in, the name of the Company;

5.12.	actions in connection with any sale of the assets of the Company, or the acquisition of the Company by another entity by means of merger or consolidation, or any other transaction resulting in the exchange of the outstanding shares of the Company;

5.13.	actions in connection with the change in the Company's structure and/or a reorganization of the Company, including any arrangement between the Company and its shareholders or creditors according to the Companies Law, or any decision relating to these issues including, but not limited to, a change in the Company's capital, the establishment of subsidiaries or their liquidation or sale, or all allotments or distributions;

5.14.	actions in connection with the sale of the operations or business, or any part thereof, of the Company;

5.15.	actions in connection with the purchase, licensing or acquisition of rights in products, assets or technologies of other persons or legal entities, and the sale, licensing or grant of license in the same to other persons or legal entities;

5.16.	actions taken in connection with labor relations or employment matters in the Company, work safety, working conditions and trade relations of the Company, including with employees, independent contractors, customers, suppliers and various service providers;

5.17.	actions or decisions relating to insurance matters or risk management of the Company;

5.18.	actions in connection with the development of products by and for the Company, the testing and manufacturing of products developed by the Company, or in connection with the distribution, sale, license or use of such products, including without limitation, in connection with professional liability and product liability claims;

5.19.	actions taken in connection with the intellectual property of the Company and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property;

5.20.	actions taken pursuant to or in accordance with the policies and procedures of the Company (including tax policies and procedures), whether such policies and procedures are published or not;

5.21.	approval of corporate actions, including the approval of acts of the Company’s management, its guidance and its supervision;

5.22.	any claim or demand made in connection with any expression of opinion or saying made in good faith during the course of performance of duties and in connection with the performance of duties, including during meetings of the Board or committees of the Company;

5.23.	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity (in Cayman Islands or abroad), including the China Securities Regulatory Commission (“CSRC”) or the U.S. Securities and Exchange Commission (“SEC”), or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company and/or Subsidiary, or any of their respective businesses or operations;

5.24.	any claim or demand made by purchasers, holders, lessors or other users of products of the Company, or individuals treated with such products, for damages, losses or personal injuries related to such use or treatment;

5.25.	any claim or demand made in connection with any preparation or formulation of work plans, including pricing, marketing, distribution, instructions to employees, customers and suppliers, and collaboration with competitors;

5.26.	any acts in regard of invasion of privacy, participation and/or non-participation at Board meetings and/or voting and/or abstention from voting at Board meetings, approval of corporate actions, claims of failure to exercise business judgment;

5.27.	claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

5.28.	violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction;

5.29.	decisions or Actions relating to environmental compliance, including pollution, contamination, and hazardous materials;

5.30.	granting of liens on Company assets and granting guarantees on behalf of the Company;

5.31.	claims in connection with publishing or providing any information, including any filings with governmental authorities (including, without limitation, the China Tax Authority) on behalf of the Company, in the circumstances required under applicable laws;

5.32.	claims in connection with the preparation or providing of any annual or quarterly financial statements, profit and loss statements, balance sheets and similar financial information; and

5.33.	any of the forgoing actions or decisions taken with respect to any Subsidiary or Affiliate of the Company.

5.34.	any claim or demand, not covered by any of the categories of events described above, which, pursuant to any applicable law, a director or officer of the Company may be held liable to any government or agency thereof, or any person or entity, in connection with actions taken by such director or officer in such capacity;

6.	The maximum amount of indemnification that the Company undertakes for the matters and in the circumstances described herein is the lower of: (i) US$500,000 per occurrence and up to US$ 2,000,000 in the aggregate, or (ii) 50% (fifty percent) the Company’s cash reserves, measured at the time that notice is provided to the Company pursuant to Section 11 below.

7.	The Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement including without limitation the Company’s directors and officers insurance policy, other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnification agreement (including deductible amounts not covered by insurance policies), within the limits set forth in Section 6 above. Nothing herein shall be deemed to require you to seek coverage of, or payment under, any other indemnification agreement or insurance policy and the Company hereby acknowledges that you have certain rights to indemnification, advancement of expenses and/or insurance provided by the party or parties who appointed you and certain of its affiliates, if any (collectively, the “Appointing Indemnitors”). The Company hereby agrees that it: (i) is the indemnitor of first resort (i.e., its obligations to you are primary and any obligation of the Appointing Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by you are secondary), (ii) shall be required to advance the full amount of expenses incurred by you and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the Amended Articles of Association of the Company (or any agreement between the Company and you, including this agreement), without regard to any rights you may have against the Appointing Indemnitors, and, (iii) irrevocably waives, relinquishes and releases the Appointing Indemnitors from any and all claims against the Appointing Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Appointing Indemnitors on behalf of you with respect to any claim for which you have sought indemnification from the Company shall affect the foregoing and the Appointing Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of your rights of recovery against the Company. The Company agrees that the Appointing Indemnitors are express third party beneficiaries of the terms hereof.

8.	If you are entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses actually or reasonably incurred by you in connection with a claim or claims, but not, however, for the total amount thereof, the Company shall nevertheless indemnify you for the portion of such expenses to which you are entitled.

9.	Subject to the provisions of Sections 6 and 7 above, the indemnification hereunder will, in each case, cover all sums of money that you will be obligated to pay, in those circumstances for which indemnification is permitted under the applicable law (including the Companies Law), the Articles and this Indemnification Agreement.

10.	The Company will be entitled to reimbursement of amounts collected from a third party in connection with liabilities indemnified hereunder, provided that such reimbursement shall not exceed the amount the Company has actually paid to you hereunder.

11.	In all indemnifiable circumstances, indemnification will be subject to the following:

11.1.	You shall promptly, and without delay, notify the Company of any legal proceedings initiated against you and of all possible or threatened legal proceedings following your first becoming aware thereof, and you shall promptly, and without delay, deliver to the Company, or to such person as it shall advise you, all documents you receive in connection with these proceedings. Similarly, you must advise the Company on an ongoing and current basis concerning all events which you suspect may give rise to the initiation of legal proceedings against you. Notice to the Company shall be directed to the Chief Executive Officer of the Company, or if you are then the Chief Executive Officer of the Company, such notice shall be directed to the Chairman of the Board.

11.2.	Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense, at its own expense, in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you. The Company and the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, including by way of settlement. Notwithstanding the foregoing, you shall have the right to employ your own counsel in connection with any such proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at your own expense unless: (i) the Company has not undertaken to conduct of your defense, or (ii) the named parties to any such proceedings (including any impleaded parties) include both you and the Company, and you have reasonably concluded that joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between you and the Company, in either of which events reasonable fees and expenses of your counsel shall be borne by the Company. However, in no event will the Company be obligated to pay the fees or expenses of more than one firm of attorneys representing you in connection with any one proceeding or separate but substantially similar or related proceeding in the same jurisdiction arising out of the same general allegations or circumstances. At the request of the Company, you shall execute all documents required to enable the Company and its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid.

11.3.	For the avoidance of doubt, in the case of criminal proceedings, the Company and the attorneys as aforesaid will not have the right to plead guilty in your name, or to agree to a plea-bargain in your name, without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Indemnification Agreement, without your consent.

11.4.	However, the aforesaid will not prevent the Company or its attorneys as aforesaid (with the approval of the Company), to come to a financial arrangement with a plaintiff in a civil proceeding without your consent, so long as such arrangement will not be an admittance of an occurrence not indemnifiable pursuant to this Indemnification Agreement.

11.5.	You will fully cooperate with the Company and any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, including, but not limited to, the execution of power(s) of attorney and other documents, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself.

11.6.	If, in accordance with this Section 11, the Company has taken upon itself the conduct of your defense, the Company will have no liability or obligation pursuant to this Indemnification Agreement or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with your defense, except to which the Company shall agree (such agreement to be in the Company’s absolute discretion).

11.7.	The Company will have no liability or obligation, pursuant to this Indemnification Agreement, to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s consent to such compromise or settlement.

12.	The Company hereby exempts you, to the fullest extent permitted by applicable law (including the Companies Law) and the Articles, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in Section 2 above.

13.	The rights of hereunder shall not be deemed exclusive of any other rights you may have under the Company’s Amended Articles of Association or applicable law or otherwise, and to the extent that during the indemnification period hereunder the rights of the then existing directors and officers are more favorable to such directors or officers than the rights currently provided thereunder or under this Agreement, you shall be entitled to the full benefits of such more favorable rights.

14.	If for the validation of any of the undertakings in this Indemnification Agreement, any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

15.	For the avoidance of doubt, it is hereby clarified that nothing contained in this Indemnification Agreement derogates from the Company’s right to indemnify you, post factum, for any amounts which you may be obligated to pay as set forth in Section 1 above without the limitations set forth in Sections 5 and 6 above.

16.	If any undertaking included in this Indemnification Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings, which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by applicable law (including the Companies Law) and the Articles.

17.	No supplement, modification or amendment of this Indemnification Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Indemnification Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

18.	This Indemnification Agreement shall be governed by and construed according to the laws of the Cayman Islands, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court which has jurisdiction over you, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court and hereby explicitly waives any other jurisdiction.

19.	All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand or by fax or other means of electronic communication and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the date postmarked.

20.	This Indemnification Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof, and supersedes and replaces all previous agreements, understandings, commitments and arrangements, oral or written, with respect thereto.

21.	This Indemnification Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. The original of any copy of this Indemnification Agreement executed with an original signature and transmitted via facsimile or other electronic means shall be deemed good and valid execution and delivery of this Indemnification Agreement.

22.	This Indemnification Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

This Indemnification Agreement is being issued to you pursuant to the resolutions adopted by the Board on February 11, 2026, and by the shareholders of the Company on February 11, 2026. The Board has determined, based on the current activity of the Company, that the amount stated in Section 6 is reasonable and that the events listed in Section 5 are reasonably anticipated.

[SIGNATURE PAGE TO FOLLOW]

[Signature Page]

Kindly sign and return the enclosed copy of this Indemnification Agreement to acknowledge your agreement to the contents hereof.

Very truly yours,

iPower Wireless Technology Inc.

Name:	Yuejin Liu
Title:	Director

Accepted and agreed to as of the date first above written.

Name: